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               Consent of Independent Accountants


We hereby consent to the use in the Statement of Additional

Information constituting part of this Post-Effective Amendment

No. 5 to the registration statement on Form N-1A (the

"Registration Statement") of our report dated August 9, 1995,

relating to the financial statements and financial highlights of

Alliance Worldwide Privatization Fund, which appears in such

Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement.  We also consent to the references to us under the headings "Statements and Reports" and

"Independent Accountants" in such Statement of Additional

Information and to the references to us under the heading

"Financial Highlights" in such Prospectus.


/s/ Price Waterhouse LLP


PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York
October 25, 1995
















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